Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM Statement on Rejection of Its Application to Acquire GrainCorp

DECATUR, Ill., Nov. 28, 2013 – Archer Daniels Midland Company (NYSE: ADM) notes today’s announcement by the Australian Federal Treasurer that he has made an order prohibiting ADM’s proposed acquisition of GrainCorp Limited (ASX:GNC).

“We are disappointed by this decision. We are confident that our acquisition of GrainCorp would have created value for shareholders of ADM and GrainCorp, as well as grain growers and the Australian economy,” said ADM Chairman and CEO Patricia Woertz.

“Throughout this process, we worked constructively to create an arrangement that would be in Australia’s best interests and made substantial commitments to address issues that were important to stakeholders,” she said. Woertz confirmed there were no conditions or undertakings requested of ADM by the Treasurer.

Concerning ADM’s plans for its current investment in GrainCorp, Woertz said, “As owner of 19.85 percent of GrainCorp, we will look to work with them to maximize returns on our investment and create value for both companies.”

Woertz also commented on ADM’s business planning in light of this development. “We are reviewing our capital allocations, including shareholder distribution alternatives, as part of our 2014 business plan process currently underway. We have an attractive pipeline of opportunities that are consistent with our focus on value creation and fit our strategy for profitable growth.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 460 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 140 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

217-424-5413